Creating and Enabling Next - Generation Biologics June 2018 Filed Pursuant to Rule 433 Registration No. 333 - 224620 Issuer Free Writing Prospectus dated June 13, 2018 Relating to Preliminary Prospectus dated June 11, 2018

Forward - Looking Statements Non - Confidential 1 STATEMENTS INCLUDED IN THIS PRESENTATION RELATED TO IBIO, INC . MAY CONSTITUTE FORWARD - LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 . SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS . FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION .

2 2 2 • Issuer Free Writing Prospectus Issued Pursuant to SEC Rule 433 • This free writing prospectus relates to the proposed public offering of Series A Preferred Stock and Common Stock of iBio , Inc. (the “Company”) all of which are being registered on a Registration Statement on Form S - 1 (No. 333 - 224620) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated June 11, 2018 included in that Registration Statement, which can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1420720/000114420418033666/tv4 96227_s1a.htm#a_017 • Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: [Toll Free AGP #]. Non - Confidential 2

3 Offering Summary Non - Confidential 3 Offering Summary Issuer iBio, Inc. Exchange / Ticker NYSE American / IBIO Offering Size Approximately $16,000,000 (100% Secondary) Over Allotment 15% (100% Secondary) Use of Proceeds Working Capital Lead Book - Runner A.G.P. / Alliance Global Partners

4 Non - Confidential 4 Non - Financial Corporate Assets Plant - Based Technology Platform • Proprietary gene expression technology to rapidly produce high levels of target proteins; applicable to most protein - based biologics • Extensive monoclonal antibody experience • Financial interest in products being developed by collaborators utilizing iBio’s technology platform may include revenue, profit sharing, equity stake and / or royalties under license agreements CDMO Business • 139,000 sq. ft. facility in College Station, TX for cGMP production • Development and manufacturing services as well as an alliance for global regulatory expertise • Multi - client operations expected to become cash flow positive in 2018 Equity in Proprietary Products • Lead candidate, IBIO - CFB03, for the treatment of fibrotic diseases; Orphan designation • iBio stakes may include devices, therapeutics, and vaccines • Potential partnership programs

Plant - Based Technology Platform Non - Confidential 5

6 iBio’s Plant - Based Technology Platform Non - Confidential 6 A vector is created with a cDNA sequence encoding the target protein and plant viral gene components that increase expression over competitive technologies The vector is implanted in agrobacteria Plants are infiltrated with the agro - bacteria, causing the plant to rapidly produce the target proteins After 4 to 7 days the target proteins are extracted from the plant and purified to pharmaceutical standards 1 2 3 4 • Monoclonal antibodies • Therapeutic Enzymes • Plasma - derived proteins • Vaccines • Growth factors • Cytokines • Fusion proteins Success with Various Biopharmaceuticals Making biopharmaceuticals through a 4 step process

7 7 iBio Plant - Based Technologies: Ongoing Innovation and Protection Non - Confidential 7 Dynamic Continuing Invention with Appropriate Global Protection • 80+ issued patents in various countries, 26 U.S. • 39+ active patent applications, 6 U.S • More applications progressing to filing • Inventions address technologies, products, methods, processes U.S. Patent Applications 5%

Confirmed Successes of iBio Biopharmaceutical Technologies Validation in Clinical and Preclinical Product Tests • Rapid, Large - Scale Manufacturing Response to Pandemic Outbreak or Bioterror Attack – DARPA • Monoclonal Antibody Proteins – Confidential Clients & iBio • Growth Factors – Confidential Client • Fusion Proteins – Confidential Client • Proprietary Fibrosis Product Candidates – iBio • Vaccines − H1N1 Influenza – Phase I completed – DARPA − H5N1 Influenza – Phase I completed – Gates Foundation − Hookworm – Phase I – Sabin Vaccine Institute − Anthrax - Phase I – NIH − Malaria - Phase I – Gates Foundation − Yellow Fever – Fiocruz / Bio - Manguinhos Non - Confidential 8 Fiocruz/Ministry of Health Brazil

9 CDMO Business Non - Confidential 9

Creation of iBio CDMO in Partnership with Dart’s Eastern Capital History − DARPA’s Blue Angel Program funded most of $68 million Texas biomanufacturing facility (built in 2011 and owned then by Caliber Biotherapeutics) to address national security threats from pandemic disease and bioterrorism − January 2016 – At iBio’s request, an affiliate of Eastern Capital Limited acquired Caliber facility; iBio and an Eastern affiliate formed iBio CDMO LLC subsidiary (70:30 equity ownership); Eastern purchased additional iBio shares/exercised warrants – currently owns approximately 40% of iBio common stock − iBio CDMO LLC subsidiary entered into 34 year capital lease with Eastern Affiliate for the facility and related assets; key Caliber staff transferred to iBio; facility recommissioning began − Recommissioning completed in Q2 2017 with initiation of cGMP pilot production − Client projects began in Q3 2017 and fifteen are in contract or contract development for product development programs Non - Confidential 10

Why Customers Are Choosing iBio CDMO Reduced time at each stage of development speeds product launch • Early product candidate screening can be conducted faster and more broadly than with mammalian cell systems • Eliminates the need for stable cell line selection • Expanding hydroponic plant production rather than scaling up cell culture volumes saves significant time and reduces financial risk • Reduction in elapsed time between project stages • Turn - key development, analytical, quality, manufacturing, and regulatory support Non - Confidential 11

Why Customers Are Choosing iBio CDMO (Cont’d) Non - Confidential 12 • Time Compression Provides Direct Value to the Client • Lower Total Costs of Service Provide iBio with Higher Margins Without Increasing the Price to the Client

13 13 iBio CDMO Revenue Sources Early stage lead screening, selection, and optimization Product - specific process development, especially useful for antibody derivatives prior to preclinical toxicology Production for preclinical testing, both R&D and IND - enabling Manufacturing for phase 1 clinical trials Manufacturing for subsequent clinical trials and commercial launch Analytical services and cell - based assay development CMC document preparation and regulatory support Clinical trial - scale finish and fill Design/build and Tech transfer services Non - Confidential 13

14 14 iBio CDMO Capacity & Expansion Opportunities • 124,000 square foot facility with current operating capacity up to 2.2 million plants / 150 kilograms of therapeutic protein API per year − Multi - product capability − If all large - scale capacity is used for antibody API, annual commercial manufacturing revenue ranges from $120 million to $150 million • Further Expansion Capabilities: − First Stage (6 months to complete) Pilot Scale Facility dedicated to feasibility studies only, essentially doubling the capacity for the number of feasibility studies that can be done per year. * Capital Requirement: $2.9 Millio n − Second Stage (One year to compete) Dedicated early stage process development & cGMP manufacturing extension. * Capital Requirement: $21.9 Million * Updated Capacity: 4.4 million plants / 300 kilograms of API per year • In 2017, multiple CDMO mergers and acquisitions occurred with median revenue and EBITDA multiples of approximately 3.5x and 17.0x, respectively Non - Confidential 14

15 Equity in Proprietary Products Non - Confidential 15

iBio Product Strategy: Lead Candidate, IBIO - CFB03 • In development for treatment of systemic sclerosis, idiopathic pulmonary fibrosis (IPF), and localized scleroderma • Orphan Drug Designation in the U.S. • Preclinical data indicate potential use for both inhibition & reversal of fibrosis − Human skin organ culture − Animal disease models • IND filing and Phase 1 Clinical Trial expected to begin in 2018 • Variants of initial lead under evaluation − Improved solubility − Simpler formulation − Both intravenous and oral dosage forms 16 Non - Confidential

17 iBio Fibrosis Product Value Potential • Roche’s Esbriet®, developed by InterMune for IPF, neither reverses fibrotic disease nor increases overall survival Kaplan - Meier Estimates of All - Cause Mortality at Vital Status – End of Study: Studies 1, 2 and 3 • The drug was launched in 2014 at a wholesale price of $7,800 per month • Roche paid $8.3 billion to buy InterMune Inc. • What will a drug that is more effective be worth? Non - Confidential

Key Value Drivers in 2018 and Beyond 18 Facility Design Services Non - Confidential Global Opportunities Partnered & Proprietary Products CDMO Cash Flow Other

19 19 iBio Investment Highlights Non - Confidential 19 Proprietary Platform Contract Development & Manufacturing Organization (CDMO); $100 million state - of - the - art facility; global patent portfolio and significant know - how Majority - owned treatment candidate for fibrotic disease; additional product upside by partnering with CDMO clients Pipeline of development and manufacturing contracts expected to drive revenue growth and cash flow - positive CDMO operations in 2019 Novel Biologic Therapies Global Strategy for Sustainability Strategic Opportunities Upside of Proprietary Biologics Without Binary Risk; Co - Licensing, Partnership, Pipeline opportunities; Possible damage recovery from pending litigation

iBio Projected Milestones Positive Cash Flow iBio CDMO Operation within 2018 20 Non - Confidential TImeline 2018 2019 2020 2021 New CDMO Contracts Collaborative Product Development Agreements Expand Business Agreements in Emerging Markets Initiate Phase 1 Clinical Trial of IBIO - CFB03

21 21 Capitalization Table Non - Confidential 21 Capitalization Table (As of 06.11.2018 ) # of Shares WAEP $ Value % of Fully Diluted Common Shares Outstanding (Directors & Officers) 154,467 1.19% Common Shares Outstanding (Other) 11,437,384 88.2% Warrants - Stock Options 1,376,333 $12.10 $16,653,634 10.61% Fully Diluted Shares Outstanding 12,968,184 100%

22 22 Management Team Non - Confidential 22 • Robert B. Kay – CEO and Executive Chairman – Accomplished business strategist, senior manager with M&A, JV, international licensing expertise – JD from New York University (NYU); BA from Cornell University • Robert L. Erwin – President – Founded Large Scale Biology Corporation, 15 years, including IPO – Chairman, Icon Genetics AG for 7 years; current Chairman of the Board, privately held Novici Biotech • Barry Holtz, Ph.D. – President, iBio CDMO LLC – 30+ years of experience in the development of biopharmaceuticals; Large Scale Biology Corporation and Holtz Bio - Engineering – Ph.D. at Pennsylvania State University; NSF Postdoctoral Fellow at Scripps Institution of Oceanography • James Mullaney, CPA – Chief Financial Officer – 20+ years experience leading finance functional excellence – Member of PwC’s Audit practice, KPMG’s CFO Advisory Services practice • Terence E. Ryan, Ph.D. – Chief Scientific Officer – 20+ years with Wyeth (Pfizer) Research, GlaxoSmithKline, Celera Genomics, and Regeneron – PhD and MS in Microbiology, Rutgers University; AB in Biology, Princeton University • James Abbey, Ph.D. - Vice President, Strategic Business Development – Former Director, Global & Corporate Partnerships for The Texas A&M University System – Ph.D. in Nanotechnology, Swansea University; MBA, University of Wales • Wayne Fitzmaurice, Ph.D. – Vice President, Intellectual Property – 20+ years of plant biotechnology research, development and program management – PhD in Biochemistry from The Johns Hopkins University; USPTO certified Patent Agent

23 Contact Information iBio Inc. 600 Madison Avenue, Suite 1601 New York, NY 10022 302.355.0650 23 Non - Confidential Investor Relations 302.355.9452 ir@ibioinc.com